Exhibit 99.1

Isle of Capri Casinos, Inc. Commences Private Offering of $150 Million of Additional 5.875% Senior Notes due 2021

St. Louis, Mo., April 7, 2015  — Isle of Capri Casinos, Inc. (Nasdaq: ISLE) (the “Company”) announced today that it commenced an offering of $150 million aggregate principal amount of its 5.875% Senior Notes due 2021 (the “2021 Notes”), of which $350.0 million aggregate principal amount were originally issued on March 5, 2013. The additional 2021 Notes will have the same terms and be treated as the same class as the outstanding 2021 Notes, except that the additional 2021 Notes will be subject to transfer restrictions until the Company consummates a registered exchange offer for the additional 2021 Notes or they are sold pursuant to an effective resale shelf registration statement.

The 2021 Notes are fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by each of the Company’s domestic subsidiaries that guarantees the Company’s senior secured credit facility. The additional 2021 Notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act.

The Company intends to use the net proceeds from the sale of the additional 2021 Notes, together with borrowings under its senior secured credit facility and cash on hand, to fund (i) the purchase of the Company’s 7.75% Senior Notes due 2019 (the “2019 Notes”) pursuant to a concurrent cash tender offer that the Company also announced today, (ii) the redemption of any and all 2019 Notes that remain outstanding following consummation of the tender offer and (iii) the payment of related fees and expenses of the notes offering and the tender offer.

The additional 2021 Notes have not been registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and until so registered, the additional 2021 Notes may not be offered or sold in the United States to, or for the account or benefit of, any United States person except pursuant to an exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of, any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

Contacts

For Isle of Capri Casinos, Inc.
Eric L. Hausler, Chief Financial Officer- 314.813.9205
Jill Alexander, Senior Director Corporate Communication-314.813.9368

SOURCE Isle of Capri Casinos, Inc.